Exhibit 99.3

Renaissance Learning Incorporated

First Quarter Earnings Release

Moderator:  John Hickey

April 20, 2004

5:00 p.m. EST

OPERATOR:  Good afternoon ladies and gentlemen and thank you for standing by.  Welcome to Renaissance Learning First Quarter Earnings Release conference call.  At this time everyone is in a ‘listen only’ mode.  Later there will be an opportunity for each to ask questions and instructions will be given at that time.  As a reminder, your conference is also being recorded.    At this time I would like to introduce you to your host, the Chief Executive Officer, Mr. John Hickey.  Please go ahead sir.

JOHN HICKEY, CHIEF EXECUTIVE OFFICER, RENAISSANCE LEARNING INCORPORATED:  Good afternoon.  I’m John Hickey, CEO of Renaissance Learning Inc.  I’d like to welcome everyone to our first quarter conference call.  Before starting I need to point out that this call may include information constituting forward looking statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding sales expectations and the introduction of new products and services.  Any such forward looking statements may involve risks and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward looking statements.  Factors that could cause or contribute to such differences include those matters disclosed in the company’s Securities and Exchange Commission filings, including 10-K and 10-Q.

With me today is Steve Schmidt, our Executive Vice President and Chief Financial Officer.  Steve and I will provide some brief comments and then we will take your questions.

Last quarter, when we spoke with you we reported that the first half of 2004 would be challenging with the first quarter looking especially difficult.  Our expectations were correct.  First quarter revenues were $31.5 million, down 7.9 percent from first quarter 2003.  Net income was $5.9 million, down 22 percent from first quarter 2003.  And earnings per share for the first quarter were 19 cents, compared to 24 cents per share for first quarter 2003.

We are still in a very difficult state spending environment and as we mentioned last quarter, there really is no reason to expect the environment to improve this school year.  Although we remain hopeful that the current school year represents the bottom, we do anticipate that a recovery will be slow to develop.  In addition to the spending environment, our first quarter order rates were also impacted by our customers’ anticipation and consideration of a new Renaissance Place version of our product.  The new Renaissance Place versions of Accelerated Reader and Accelerated Math are anticipated to ship later this quarter and we believe that our customers have delayed their order decisions had to take some time to evaluate our new product lineup and the benefits alongside traditional Renaissance choices.

We also previously communicated that attendance at our National Conference was expected to come in below prior year’s levels.  In fact, registrations for the conference this year were approximately 3,000, below the 5,000 that had typically attended.  We believe that tight school budgets seriously impacted the ability of teachers and administrators to attend our conference.  I would like to add though that the conference was well received by those attending and in every way, except attendance, was one of our most successful.

Despite the weakness of our first quarter, we have several reasons to remain optimistic about the remainder of the year.  One of the key reasons for our optimism is our Renaissance Place product line.  Renaissance Place is a platform of the future.  It truly is a progressive solution to help educators to get the information they need to make data-driven decisions.  We believe at Renaissance Place will revolutionize the way that educators view data and we will help them embrace this curricula and cause dramatic shifts in their ability to accelerate learning.  In short, timely, accurate, objective information is the key to instructional leadership in effective curricula and instructional programs and Renaissance Place helps achieve the transformational change that we believe is possible.  Renaissance Place provides school leaders with the information they need such as superintendents, who receive monthly information on student progresses summarized at the district, school and grade level and disaggregated by social economic status.  For principals, information for their own schools, but weekly rather than monthly.  For teachers, how their classes and individual students are progressing daily, even hourly, to inform their instruction and attend to individual needs.  Such key features include district-wide licenses: anyplace, anywhere, any computer.  Likewise automatic software application and content upgrades, which provides significant reduction in capital expenses, technical support and redundant license. And last, unlimited extended support plan, which allows the educators from home to access the various database and various reports from 6:30 a.m. to 11:00 p.m., Central Standard Time.

Renaissance Place is priced to be affordable, for both large and small districts based on an annual subscription of less than $0.99 per student per product.  In addition, turnkey services for the initial startup, data conversion and annual hosting fees add to the revenue opportunity for Renaissance Place.  This annual subscription changes our business model in that more of our revenue will be deferred and recognized over the subscription period.  We of course, will continue to sell and support the older platform versions of our core product, but we have also increased the price of our older, traditional platforms and support plans, as it will cost more to maintain and support multiple platforms.  We are also offering incentives for districts who move to Renaissance Place to seamlessly add schools within the district around a complete sweep of tier-two solutions such as our Star products and Standard Master.

We are very excited about the initial interest level in quotes and orders for Renaissance Place.  For example, since March 1st alone, we have quoted new Renaissance Place solutions to over 3,000 separate building sites, which is also growing daily.  Certainly we do not expect all the quotes to convert immediately, but orders are coming in.  In addition, as Steve will explain later, we saw a one million dollar improvement in deferred revenue for the first quarter, which again points to change in how our Renaissance Place revenue will be recognized.  We will be tracking these metrics and reporting on them quarterly because Renaissance Place is a very important part of our growth strategy and is important that investors understand the progress we are making with this new platform.

In addition to Renaissance Place, our recently announced English In a Flash software, which was well received at our National Conference, is still on track to be available for delivery in the next school year.  You will recall that English In A Flash is our new product based on a real breakthrough design that helps English language learners and English as a second language students to gain English language proficiency quickly and easily.  I am also pleased to report that our efforts to develop a world-class field sales team is progressing.  Since our last conference call in January, we had net additions of 3 new sales reps, which brings our total sales team to forty-three people.  Field sales people continue to increase the number of contacts that they are making at the district level and we are confident that the sales pipeline will continue to fill up as 2004 progresses.  We are still aggressively hiring additional sales reps and expect to see continued improvement in a number of quotes and opportunities as the year progresses, leading to a more substantial contribution to revenue from this channel in the second half of the year as planned.

Looking ahead to the second quarter, and the rest of 2004, we continue to believe that the first half of the year will be challenging.  A March report from the National Governors Association indicated that although economic conditions had improved somewhat, state budgets and economic outlooks were still far from rosy.  The majority of governors emphasizes the state were still facing spending cuts to eliminate budget gaps. 79 percent said that budget conditions were still very tight and would require difficult spending choices.  Looking forward, the National Conference of State Legislative reported in February 19 that states a projection more than $35 billion in budget deficits for the 2005 fiscal year.  While we believe K-12 educational spending is still a top priority for states, any flexibility to increase spending in this area will obviously be limited in the near term.  We do expect results in the second quarter to be improved from the first quarter results, and we can continue to expect we will be able to produce full-year growth in the low to middle single-digits.  Depending on how effective we are in closing district deals in the pipeline, how quickly Renaissance Place takes off, or if the improvements in new school funding environment materializes.

I want to end by reiterating that despite the current economic conditions, we remain optimistic about our long-term outlook.  We believe that we are undergoing a fairly dramatic shift in our business model and that our efforts have set the stage for the beginnings of a new sustainable growth period for the company.

Now here is Steve to tell you more details on first quarter results and our expectations for financial results for the current year.  Steve.

STEVE SCHMIDT, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, RENAISSANCE LEARNING INCORPORATED: Thank you John.  Both product and service revenues declined by about 8 percent in the first quarter, compared to last year, leading to the overall sales decline of 7.9 percent.  The decline in product revenue was due to the factors, which John already outlined, particularly the upcoming release of Renaissance Place.  Sales of the new products, those introduced in 2002 or 2003, continued at similar levels to the past couple quarters.

Service revenues declined by 8.4 percent, compared to first quarter 2003, a similar variance to the previous two quarters.  The decline is the result of the lower attendance at our National Conference, which generated about $700,000 less revenue this year versus last.  Excluding the National Conference, we would have achieved moderate revenue growth in services for the quarter, as we did receive some added boost from delivery of professional development and implementation services under the district contract signed in the fourth quarter.  We are offering new and expanded services as part of Renaissance Place, our mass Renaissance Solution and our other offerings, which we expect to eventually lead to substantial growth opportunity in Services.   For at least another quarter though, I do not expect Service revenues to improve from the percentage decline we have experienced this school year.

The gross profit margin in the first quarter was 82.4 percent, which compares favorably to the 80.9 percent gross margin reported last year.  The improvement is due to higher product margins, which improved by about 450 basis points to 92.9 percent.  A more profitable sales mix this year, compared to last, contributed to the margin improvement with proportionally lower sales of scanners and custom assessment products, both of which are lower margins than our core software products.  In addition, lower amortization of a capitalized development costs, lower scanner warranty and shipping costs contributed to the improved profitability.  Service margins declined from last year by over 10 percentage points due primarily to the low attendance at our National Conference.  Since much of the cost of putting on the conference is relatively fixed, the lower revenue directly affects profitability.

Margins on professional development and support plans were similar to last year’s level.  Pressure on service margins is likely to continue due to the new service offerings.  Our service margin should come closer to 2003 levels than the first quarter comparisons.  I expect product margins to continue to show gains compared to 2003, but perhaps not the magnitude this quarter.  Since products make up about 80 percent of our revenues, the product margin gains should lead to some overall gross margin improvement compared to last year.

Operating expenses for the first quarter were nearly $17 million, up 5.8 percent from last years first quarter.  The higher expenses, combined with the lower revenue from pressed operating margins of 28.7 percent from 31.4 percent in last years first period.  Increases in selling and marketing expenses account for the entire cost increase, rising $1.2 million compared to last year.  The increase is due primarily to the field sales force expansion.

Marketing expenses were also above last year’s level.  The first quarter is our heaviest period for advertising and this year was no exception.  Sales and marketing expenses will likely continue to exceed the amount incurred in the comparable prior year period due to the field sales force expansion.

Higher development costs totaled $4.2 million this quarter, down from $4.5 million last year.  Product development costs are expected to remain in the range of approximately $4 million to $4.5 million dollars per quarter for 2004 and will probably be toward the lower end of that range for second quarter, as we will capitalize costs associated with the completion of Renaissance Place for Accelerated Reader and Accelerated Math.

General and Administrative expenses were $3.4 million, relatively flat with last year.

Our effective tax rate was 37.0 percent for the quarter, and we expect to be able to keep the effective rate for 2004 at less than 37.5 percent.

Our income for the quarter was $5.9 million, down 22 percent from last years first quarter.  Earnings per share were 19 cents compared to the 24 cents earned per share last year.  Operating cash flow for the first quarter of $8.4 million was down from the same period last year by about 21 percent, essentially tracking the earnings decline.  Accounts Receivable collections and aging remain very good, but dated sales outstanding at about 32 days.  Deferred revenue was close to flat in the quarter, which is noteworthy, since it usually falls in the first quarter due to the National Conference revenues being recognized.  For example, in last years first quarter, deferred revenue declined by $1.1 million.  The $1 million improvement this year versus last is a start of what we expect to be rapidly growing deferrals, since some of our new service offerings and Renaissance Place are subscription based and therefore recognized over the subscription period rather than at time of shipment.

 Cash and investments totaled $54.0 million as of March 1st, down about $58 million from the end of 2003 due to the payment of special and quarterly cash dividends on March 31st, which amounted to $68 million.  We did not buy back any stock in the first quarter.  Despite the cash balance being lower due to the dividend, we remain committed to the stock purchase program as an attractive use of our remaining cash and will strongly consider buying again depending on the stock valuation.

Despite the slow start to 2004, we are sticking by our previous expectations to achieve growth and sales and earnings in the low to mid single digit percentage range for the full year.  Our second quarter sales and earnings will still probably trail with 2003 level, but the year-over-year percentage decline should be improved from what we experienced in Q1.  Renaissance Place is expected to contribute slightly to the second quarter results but recall that most of the Renaissance Place sale is the annual subscription; so much of the revenue will be deferred to future periods.  The new Renaissance Place versions of Accelerated Reader and Accelerated Math are not expected to ship until later this quarter so only a small part of the subscription revenue is expected to be recognized in the second quarter.

We have a winning long-term strategy and we look forward to reporting progress toward improved goals in the quarters ahead.  At this point, John and I would be happy to answer any questions you may have.

OPERATOR:  Ladies and gentlemen, if you’re calling as a representative of an investment firm, you’re invited to ask questions at this time.  Please press *1 on your telephone keypad at this time.  If at any point, your question has been answered you may remove yourself from the queue by pressing the pound key.  Once again, ladies and gentlemen, if you would like to ask a question, please press *1 on your telephone keypad at this time.  Please hold while we poll for questions.

Our first question is coming from Drew Crum of Legg Mason.

DREW CRUM, LEGG MASON, INC:  Good afternoon everyone.  Steve, a question for you on the selling and marketing spend.  It was up about 15% year-to-year and I think it was the highest we’ve seen from the company.  Is that a fair run rate going forward for the remainder of ’04?

STEVE SCHMIDT:  You have to be a little bit careful, Drew, because as I mentioned first quarter sales and marketing expenses are usually the highest of the year.

DREW CRUM:  Yeah, all the advertising is up, but you only hired 3 sales people this quarter.  Is it just a function of the advertising?

STEVE SCHMIDT: Right.  But you have to compare it against last year and I think as you compare expenses against last year, the comparison may be valid but I wouldn’t, for example, begin looking at second quarter compared to first or first quarter compared to the fourth quarter, because the first quarter is usually fairly unique from a marketing standpoint.

DREW CRUM: Okay.  And an update on Renaissance please.  You mentioned the promotional offerings that you had used to stimulate interest, are you still doing that in the second quarter and would you look to do that in front of other product launches, product releases on Renaissance Place?

JOHN HICKEY:  Um, Drew this is John.  I think the promotions that we had was only slight promotions for the district to waive, I would say, startup fees and those kind of things.  The enthusiasm has been so widely accepted that we don’t anticipate continuing that going forward in the next quarter.  As I mentioned on my comments that we’re already over 3,000 building individual building sites who have… that we have quoted for, so we’re really happy where we are as far as quoting at this point.

DREW CRUM:  Okay, now just one last question.  You mentioned the State fiscal conditions, any update you can give us on federal monies under No Child Left Behind? Any movement there?

STEVE SCHMIDT: Well there really hasn’t been a… much of a change from the last couple quarters.  It certainly is more active than it was, say, a year ago but really hasn’t… haven’t seen any change recently.

DREW CRUM:  Okay.  Thanks, guys.

OPERATOR: Thank you.  Our next question is coming from Connie Weggan of ThinkEquity Partners.

CONNIE WEGGAN, THINKEQUITY PARTNERS:  Hi, good afternoon.  In your press release you mentioned that um…. – can you hear me?

STEVE SCHMIDT: Yes we can hear you.

CONNIE WEGGAN: Oh, so much noise on the line, sorry.  That your sales force is driving sales of the second half of the year, and last quarter you mentioned the long sales haggles for the district sales force and can you tell us how much the length of your sales pipeline has been trending year-to-date and, you know, how the sales cycles have been going and what your visibility is into the next six months or nine months?

JOHN HICKEY:  Well, Connie, as you may be aware of, our field sales efforts and the team that we have, it can be a process whereby it could by eighteen months before you start to see some of that result come in and for the most part, if you average in our length of time with the 43 people we have, it…. They don’t come up to a year yet.  Keep in mind that usually this first quarter is traditionally the slowest period as far as decision-making on large district opportunities.  It starts to accelerate in the second quarter, and the third quarter, but it’s usually out of the four… out of the four quarters it is the slowest one.

CONNIE WEGGAN:  Okay so you’re still quite confident that… in that sense generate or get guidance for the full year and you can still end up in a single digit?

STEVE SCHMIDT: Yes, that’s what we feel.

CONNIE WEGAN: Okay.  And regarding next day, you said... next year you said you don’t expect a significant improvement in the selling environment, mentioned that 35 billion State budget deficit.  Given that, what sort of commitment are districts willing to make towards dollars available next year and what other thing, what expectations?  Can you elaborate on that a bit, or…? I mean you must be talking from … about next year already, right?

JOHN HICKEY:  Yes, of course, if you’re talking about the next school year?

CONNIE WEGGAN:  Yeah.

JOHN HICKEY:  The school year 2004 and 2005.

CONNIE WEGGAN:  Five, yeah. Mostly.

JOHN HICKEY:  Just as we reported that we’d definitely see that there’s an opportunity maybe that they’ll uptrend … that you know, it’s going to be slow in the coming, it’s not going to happen immediately.

CONNIE WEGGAN:  Okay. Thanks, that answers all my questions.

OPERATOR:  Thank you.  As a reminder, ladies and gentlemen,  if you do have a question you may press *1 on your telephone keypad at this time.  At this time there appears to be no further questions, I would like to turn the floor back over to management for any closing remarks.

JOHN HICKEY:  Well, thanks for joining us.  We’ll talk with you again in July when we discuss our second quarter results.  We are cautiously optimistic that we will be able to report substantial progress of our initiatives at that time.  Again, thank you.

OPERATOR:  Thank you, and thank you callers.  This does conclude todays conference.  You may disconnect your lines at this time and have a wonderful day.

END